RON BENDER (SBN 143364)

MONICA Y. KIM (SBN 180139)

KRIKOR J. MESHEFEJIAN (SBN 255030)

LEVENE, NEALE, BENDER, YOO & BRILL L.L.P.

10250 Constellation Boulevard, Suite 1700

Los Angeles, California 90067

Telephone: (310) 229-1234; Facsimile: (310) 229-1244

Email: rb@lnbyb.com; myk@lnbyb.com; kjm@lnbyb.com

Attorneys for Chapter 11 Debtors and Debtors in Possession

SAMUEL R. MAIZEL (SBN 189301)

TANIA M. MOYRON (SBN 235736)

DENTONS US LLP

601 South Figueroa Street, Suite 2500

Los Angeles, California 90017-5704

Telephone: (213) 623-9300; Facsimile: (213) 623-9924

Email: samuel.maizel@dentons.com; tania.moyron@dentons.com

Attorneys for Official Committee of Equity Security Holders

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

SAN FERNANDO VALLEY DIVISION

In re:

ICPW Liquidation Corporation, a California corporation[1],

Debtor and Debtor in Possession.

____________________________________

In re:

ICPW Liquidation Corporation, a Nevada corporation[2],

Debtor and Debtor in Possession.

____________________________________

[X] Affects both Debtors

[_] Affects ICPW Liquidation Corporation, a California corporation only

[_] Affects ICPW Liquidation Corporation, a Nevada corporation only

Lead Case No.: 1:17-bk-12408-MB

Jointly administered with:

1:17-bk-12409-MB

Chapter 11 Cases

NOTICE OF HEARING ON CONFIRMATION OF DEBTORS’ AND OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS’ JOINT PLAN OF LIQUIDATION DATED JANUARY 12, 2018 AND SUMMARY OF JOINT PLAN

Plan Confirmation Hearing:

Date: February 12, 2018

Time: 1:30 p.m.

Place: Courtroom “303”

21041 Burbank Blvd.

Woodland Hills, CA

[1] Formerly known as Ironclad Performance Wear Corporation, a California corporation.

[2] Formerly known as Ironclad Performance Wear Corporation, a Nevada corporation.

1

TO ALL SHAREHOLDERS AND CREDITORS:

PLEASE TAKE NOTICE that a hearing will be held on February 12, 2018, at 1:30 p.m., at the above-referenced date and location for the Court to consider the confirmation of the “Debtors’ and Official Committee of Equity Security Holders’ Joint Plan of Liquidation Dated January 12, 2018” (the “Plan”), which ICPW Liquidation Corporation, a California corporation, formerly known as Ironclad Performance Wear Corporation, a California corporation (“ICPW California”), and ICPW Liquidation Corporation, a Nevada corporation, formerly known as Ironclad Performance Wear Corporation, a Nevada corporation (“ICPW Nevada” and collectively with ICPW California, the “Debtors”) and the Official Committee of Equity Security Holders (the “OCEH”) filed with the Court on January 12, 2018 as Docket Number 383.[3] The Debtors and the OCEH are collectively referred to herein as the “Plan Proponents”. A summary of the material terms of the Plan is set forth below.

PLEASE TAKE FURTHER NOTICE that the last day for any party in interest to file an objection to confirmation of the Plan will be February 5, 2018. Any objection to confirmation of the Plan must be in writing and filed with the Clerk of the Court.

PLEASE TAKE FURTHER NOTICE that a copy of the Plan may be obtained by downloading the Plan at the following website: http://www.kccllc.net/icpw. Additionally, a copy of the Plan may be obtained upon request in writing by contacting Dentons US LLP, 601 S. Figueroa Street, Suite 2500, Los Angeles, CA 90017, to the attention of Kathryn Howard, telephone number (213) 892-4985, or email at kathryn.howard@dentons.com.

PLEASE TAKE FURTHER NOTICE the Plan Proponents believe that the Plan represents the optimal outcome for these chapter 11 bankruptcy cases (the “Cases”). The Plan Proponents believe that the confirmation of the Plan provides the best vehicle for maximizing the distribution to the Shareholders (defined below); getting a significant distribution made to the Shareholders on the earliest date possible under the circumstances; and getting the Debtors’ remaining creditors (holding not yet allowed claims) paid in full with post-petition interest in the fastest and most efficient manner possible. Any pre-petition claims that become allowed prior to Plan confirmation (the “Allowed Claims”) in these bankruptcy estates (the “Estates”) that are not paid prior to Plan confirmation will be paid in full on the effective date of the Plan (the “Effective Date”), together with post-petition interest. Any claims that become Allowed Claims after the Effective Date will be paid in full together with post-petition interest. Pursuant to § 1124(1) of the Bankruptcy Code, the one class of general unsecured claims is therefore deemed not to be impaired under the Plan, and the members of that class are not required to vote on the Plan. As holders of unimpaired claims are conclusively presumed to have accepted the Plan, solicitation of acceptances to the Plan from such claim holders is not required, pursuant to § 1126(f) of the Bankruptcy Code.

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After appropriate reserves have been made for all allowed administrative expenses to be paid in full, along with any remaining disputed claims and expected post-confirmation litigation and other expenses, the balance of the funds in the Estates will be distributed to the record shareholders of ICPW Nevada (the “Shareholders”) in the manner described below. The Plan Proponents currently estimate the initial distribution to Shareholders as of the Record Date will be $9,659,669.00 or approximately 11.28 cents per share.

A liquidating trust (the “Trust”) is being established under the Plan. On the Effective Date, the Debtors and the trustee of the Trust (the “Trustee”) will enter into a grantor trust agreement (the “Trust Agreement”) for the benefit of the Shareholders. A copy of the Trust Agreement is attached as Exhibit “2” to the Plan. The Trustee will, among other things, investigate and, if appropriate, pursue all claims and causes of action that belong to the Estates and are assigned to the Trust for the benefit of the Shareholders. The Plan Proponents believe that Shareholders are not impaired under the Plan. Therefore, Shareholders are not required to vote on the Plan because they are conclusively presumed to have accepted the Plan, and solicitation of acceptances to the Plan from the Shareholders is not required, pursuant to § 1126(f) of the Bankruptcy Code. Further information about the Trust, the Trustee and the projected distribution to Shareholders is provided below, with substantially more details provided in the Plan.

The following is a summary of (1) the history of the Debtors, (2) what has transpired during the Debtors’ chapter 11 cases, including the sale of the Debtors’ business and related sale and auction process, and (3) the Plan and how creditors and shareholders are being treated under the Plan.[4]

History of the Debtors.

The Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code on September 8, 2017 (the “Petition Date”). Until the recently consummated sale of substantially all of its assets, ICPW California was a leading, technology-focused developer and manufacturer of high-performance task-specific gloves and apparel for the “industrial athlete” in a variety of end markets, including construction, manufacturing, oil and gas, automotive, the sporting goods, military, police, fire, and first-responder. ICPW Nevada is a public company which owns all of the shares of ICPW California (meaning that ICPW California is a wholly-owned subsidiary of ICPW Nevada). Other than owning all of the shares in ICPW California, ICPW Nevada entity had no business. All operations of the Debtors effectively functioned through ICPW California. With the Court’s approval, the Cases are being jointly administered. ICPW Nevada is publicly-traded with its common stock quoted on the OTC Markets under the symbol “ICPW”. As of January 2, 2018, ICPW Nevada had approximately 85,646,354 shares of common stock, par value $0.001 per share, issued and outstanding.

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What has transpired during the Cases.

The Debtors filed the Cases to consummate a sale of substantially all of their assets (excluding cash, causes of action and other assets) for the most money possible. Just prior to their chapter 11 bankruptcy filings, the Debtors entered into an asset purchase agreement with the Debtors’ then pre-petition secured creditor, Radians Wareham Holdings, Inc. (“Radians”), for a cash purchase price of $20 million or $15 million, subject to an overbid process. Radians’ agreement to pay a cash purchase price of either $20 million or $15 million was dependent upon whether the Debtors would be able to obtain the consent of a key customer to extending the term of their contract with the Debtors. The Debtors were able to obtain that consent, which resulted in the Radians’ purchase price being $20 million.

Pursuant to a bidding procedures order approved by the Court, an auction sale (the “Auction”) was held before the Court on October 30, 2017. Two prospective overbidders satisfied the requirements to participate in the Auction, consisting of Brighton-Best International, Inc. (“BBI”) and Protective Industrial Products, Inc. (“PIP”). As a result, between Radians (as the stalking horse bidder) and BBI and PIP (as prospective overbidders), there were three qualified bidders at the Auction. The Auction was a success. Radians commenced the Auction with its opening bid of $20 million. After very robust bidding by BBI and PIP (Radians never submitted any overbid beyond its initial $20 million opening bid), BBI was determined to be the winning bidder at the Auction with a purchase price of $25,250,000. The Court entered the sale order on November 3, 2017, as docket number 177 (the “Sale Order”).

The sale to BBI closed on November 14, 2017 (the “Sale Closing”). In connection with the Sale Closing, after taking into account various deposits and pro rations, BBI wire transferred a Sale Closing payment of $25,328,919, which is in addition to the $1,000,000 deposit that BBI had provided to the Debtors in advance of the Auction

Since these Estates are solvent, the Court authorized the Debtors to pay all non-disputed claims with post-petition interest, which the Debtors have done. There remain only a small number of disputed claims. After payment of all non-disputed claims with post-petition interest, there remains a total (as of January 12, 2018) of approximately $13,829,001 from the sale proceeds paid by BBI (the “Remaining Estate Funds”). All of the Remaining Estate Funds are unencumbered.

The United States Trustee (the “UST”) formed an Official Committee of Unsecured Creditors (the “OCUC”) at the very outset of these Cases to represent the interests of general unsecured creditors. All three members of the OCUC have been paid in full with post-petition interest (along with other undisputed unsecured claims). The Debtors have therefore requested the UST to disband the OCUC. Also at the very outset of the Cases, the UST formed the OCEH to represent the interests of the Shareholders.

4

As part of the Debtors’ sale agreement with BBI, the Debtors were required to effectuate a name change following the Sale Closing. Pursuant to an order entered on November 15, 2017, as docket number 218, the Court authorized the Debtors to effectuate a change of their corporate name to ICPW Liquidation Corporation without further action by the Debtors’ Board of Directors or the Shareholders.

Recently, the Debtors and the OCEH filed a motion with the Court seeking the entry of an order confirming that a disclosure statement is not required under § 1125 of the Bankruptcy Code because, among other things, all creditors and shareholders are not impaired under the Plan. The Court granted the aforementioned motion, and, thus, the Debtors and the OCHE are not soliciting votes or filing a disclosure statement because all creditors are “conclusively presumed” by the Bankruptcy Code to support the Plan pursuant to § 1126(f) of the Bankruptcy Code.

Summary of the Plan.

Secured Claims.

As a result of the fact that Radians was paid in full in connection with the Sale Closing, there is no remaining secured debt in these Cases.

Administrative Claims.

Separate and apart from the Remaining Estate Funds, as of the date of the Plan (i.e., January 12, 2018), the Debtors have approximately $470,000 remaining in their debtor-in-possession accounts which the Debtors use to pay their operating expenses and costs of administering the Estates. In connection with the sale to BBI, the Debtors retained all of their cash, and the Debtors’ used that cash to pay their non-professional fee administrative claims, consisting primarily of trade debt to vendors who extended post-bankruptcy trade debt to the Debtors. As of the date of the Plan, the Debtors are not aware of any outstanding non-professional fee administrative expenses as the Debtors believe they have already paid all such non-professional fee administrative expenses in full other than continuing quarterly fees owing to the UST and any accrued but unpaid income tax claims resulting from the Debtors’ sale to BBI. The Debtors, therefore, believe that the only administrative claims left to be paid in these cases will be the final outstanding allowed fees and expenses of the professionals employed in these cases which will be paid out of the Remaining Estate Funds, their operating expenses and costs of administering these estates, continuing quarterly fees owing to the UST and any tax claims resulting from the Debtors’ sale to BBI. The Debtors project that if the Effective Date of the Plan is February 28, 2018, the Debtors will have approximately $350,000 left in their debtor-in-possession accounts which the Debtors will turn over to the Trust on the Effective Date.

5

Based upon a preliminary analysis, the Debtors’ accountant (BPEH) estimates that the Debtors will owe approximately $130,000 in federal income taxes and approximately $60,000 in state income taxes (divided evenly between California and Texas) resulting from the Debtors’ asset sale to BBI.

The Court must approve all professional fees and expenses before they may be paid. For all professional fees and expenses, except fees owing to the Clerk of the Bankruptcy Court and fees owing to the UST, the professional in question must file and serve a properly noticed final fee application, and the Court must rule on the final fee application. Only the amount of fees and expenses allowed by the Court will be paid under the Plan. The Court hearing on the final applications filed by the professionals employed in these cases will be after the Effective Date, since the final fees and expenses being requested by the professionals will include fees and expenses incurred through the Effective Date. The Plan provides that the final fees and expenses of all of the professionals employed in these Cases are estimated to be between $1,219,558 and $1,419,558. However, these figures are just estimates. The actual total amount of the fees and expenses to be owed to the remaining professionals employed by the Debtors, the UCUC and the OCEH may be higher or lower than the figures set forth above. The actual amount of the fees and expenses to be owed to the remaining professionals employed by the Debtors, the UCUC and the OCEH depends upon, among other things, the fees incurred related to whether the Debtors and/or the OCEH engage in any substantial litigation regarding the confirmation of the Plan, defending litigation against Radians, objecting to claims, or any other matter. To the extent the Debtors and/or the OCEH engage in any such substantial litigation, the professionals involved are likely to incur professional fees and expenses in excess (and possibly substantially in excess) of the estimated figure set forth above. Creditors and Shareholders are not acknowledging the validity of, or consenting to the amount of, any of these administrative claims, and creditors and Shareholders are not waiving any of their rights to object to the allowance of any of these administrative claims. Similarly, professionals who have been employed in these cases are not being deemed to have agreed that the figures set forth in the Plan represent any ceiling on the amount of fees and expenses that they have incurred or are entitled to seek to be paid pursuant to Court order as such fees and expenses are just estimates provided by the Plan Proponents (with input from the various professionals) at the time of the preparation of the Plan.

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In connection with the confirmation of the Plan, the Plan Proponents will be requesting the Court to establish the date that is thirty days following the date of entry of the Plan Confirmation Order as the deadline for any creditor to assert an administrative claim against the Estates (the “Administrative Claims Bar Date”). Provided the Court agrees, the Administrative Claims Bar Date and the procedure that creditors will be required to follow in order to assert a timely administrative claim against these Estates will be included in the Plan Confirmation Order. As part of the notice of Plan confirmation that the Debtors will distribute to all creditors and Shareholders, the Debtors will provide notice of the Administrative Claims Bar Date.

Pre-Petition Priority Wage Claims.

The Debtors believe that they have paid all of their outstanding scheduled pre-petition priority wage claims and post-petition wage claims in full and that none of the Debtors’ former employees are entitled to be paid any further money. Jeffrey Cordes and William Aisenberg (“Cordes and Aisenberg”), two former employees of the Debtors, each filed a priority wage claim in the amount of $12,850. The Debtors and the OCEH have entered into a stipulation which has been approved by the Court pursuant to which the Debtors assigned to the OCEH all the Debtors’ rights and standing against Cordes and Aisenberg. The OCEH currently intends to file (i) an objection to the claims filed by Cordes and Aisenberg against the Estates, and (ii) an action against Cordes and Aisenberg seeking damages for pre-petition harm arising from their conduct.

Pre-Petition Priority Tax Claims.

The Debtors scheduled the following priority tax claims they owed on the Petition Date: $600 to the California Board of Equalization, and $2,294 to the California Comptroller of Public Accounts. The Internal Revenue Service filed Claim No. 2 in the Nevada case asserting a priority tax claim in the amount of $2,000, and the Internal Revenue Service filed Claim No. 3 in the California case asserting a secured claim in the amount of $30,725.49. Once the Debtors complete their tax returns, the Debtors will either pay these filed priority tax claims or whatever taxes the Debtors actually owe and, if appropriate, the Debtors, the OCEH or the Trustee will file objections to any tax claims the Debtors dispute. One of the primary purposes for the Debtors’ employment of an accounting firm at this time was to provide a preliminary estimate of whether the Debtors owe any pre-petition taxes. The Debtors’ accountant (BPEH) preliminarily estimates that the Debtors will owe approximately $5,000 of pre-petition taxes to the State of Texas.

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General Unsecured Claims – Class 1 under the Plan.

Class 1 is designated in the Plan as unimpaired.

As of the date of the Plan (i.e., January 12, 2018), the only outstanding general unsecured claims not yet allowed consist of that portion of the seven claims the Debtors have filed objections to that the Debtors dispute (since the Debtors have already paid that portion of those claims the Debtors do not dispute together with post-petition interest on those portions of the claims), and a small number of claims the OCEH will be handling – (collectively, the “Disputed Class 1 Claims”). Attached as Exhibit “1” to the Plan is a detailed master claims chart (the “Claims Chart”), which shows all known claims and their current status.

Unless the Trustee chooses to have someone other than the Escrow Agent serve as the disbursing agent for Disputed Class 1 Claims, after the Escrow Agent pays the final allowed fees and expenses of the professionals employed in these Cases and before the Escrow Agent delivers to the Trustee the balance of the Remaining Estate Funds, the Escrow Agent will retain in the Trust Account a sum of money equal to the total amount of the Disputed Class 1 Claims with post-petition interest through December 31, 2018, which, as indicated in the Claims Chart, totals $379,773.89 (the “Residual Estate Funds”). The Escrow Agent will pay any Disputed Class 1 Claim, together with post-petition interest at the rate of 1.23% per annum (which was the applicable interest on the Petition Date according to the bankruptcy court website: (http://www.cacb.uscourts.gov/post-judgment-interest-rates) (the “Applicable Interest Rate”), only after an order of the Court is entered (whether such order is the result of a settlement reached between the holder of the Disputed Class 1 Claim and the OCEH or the Trustee or following a contested claim objection hearing) that turns the Disputed Class 1 Claim into an allowed class 1 claim and such order becomes a final order of the Court not subject to any pending appeal (“Allowed Class 1 Claim”). Each time a Disputed Class 1 Claim becomes an Allowed Class 1 Claim and the Escrow Agent pays the Allowed Class 1 Claim, together with post-petition interest at the Applicable Interest Rate, out of the Residual Estate Funds, the Escrow Agent will deliver to the Trustee the difference between the amount of the Disputed Class 1 Claim and the amount of the Allowed Class 1 Claim that is paid, together with post-petition interest at the Applicable Interest Rate. For example, if a particular class 1 claimant filed a class 1 claim in the amount of $75,000 that the OCEH or the Trustee disputed, and the holder of the Disputed Class 1 Claim ultimately ends up with an Allowed Class 1 Claim in the amount of $25,000 (whether as a result of a settlement reached between the class 1 claimant and the OCEH or the Trustee or following a contested claim objection hearing), the Escrow Agent will pay out of the Residual Estate Funds to the class 1 claimant on account of the class 1 claimant’s Allowed Class 1 Claim the sum of $25,000 plus post-petition interest at the Applicable Interest Rate computed through the date of payment, and the Escrow Agent will deliver the balance of the Residual Estate Funds to the Trustee, which would be in the amount of $50,000 less the amount of post-petition interest paid to the holder of the Allowed Class 1 Claim.

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On November 21, 2017, as docket number 241, the Debtors (with the full support of the OCEH) filed a motion with the Court in which the Debtors requested the Court to exercise its broad judicial powers under § 105(a) of the Bankruptcy Code to permit the Debtors (with the support of the OCEH) to implement the “Claims Allowance Protocol” described below (the “Claims Protocol Motion”). On December 14, 2017, as docket number 345, the Court granted the Claim Protocol Motion. Below is a summary of how pre-petition claims that the Debtors and the OCEH agree should be paid as Allowed Claims can be paid in accordance with the Claim Protocol Motion.

CLAIMS ALLOWANCE PROTOCOL

·	If the Debtors and the OCEH agree with the amount and priority of a scheduled or filed claim without any modification, the Debtors and the OCEH will file a joint notice with the Court signed by counsel to both the Debtors and the OCEH advising the Court of the same. Each such notice will identify the name of the creditor, the claim number if it pertains to a proof of claim filed by the creditor, and the amount and priority of the claim that will be deemed allowed. Once that notice has been filed with the Court, the claim will be deemed permanently allowed in that amount and with that priority, and the Escrow Agent will be deemed authorized to pay the allowed claim out of the Remaining Estate Funds.

·	If the Debtors and the OCEH are able to reach an agreement with a particular creditor on the amount of a claim which is less than the amount or of a different priority than the scheduled or filed claim, the Debtors and the OCEH will file a joint stipulation signed by the Debtors, the OCEH and the creditor advising the Court of the same. Each such stipulation will identify the name of the creditor, the claim number if it pertains to a proof of claim filed by the creditor, and the amount and priority of the claim that will be deemed allowed. Once that stipulation has been filed with the Court, the claim will be deemed permanently allowed in that amount and with that priority without the need for any Court order, and the Escrow Agent will be deemed authorized to pay the allowed claim out of the Remaining Estate Funds.

Shareholders – Class 2 under the Plan and Creation of and Role of the Trust and the Trustee.

Class 2 is designated in the Plan as unimpaired.

Class 2 consists of the Shareholders, who are the equity holders of ICPW Nevada as of the Record Date. After all allowed post-bankruptcy claims have been paid in full, including the final fees and expenses of all professionals employed in the Cases, and a reserve maintained of the Residual Estate Funds to be used to pay the Disputed Class 1 Claims that become Allowed Class 1 Claims, the balance of the funds in the Estates will be transferred to the Trust and ultimately distributed to the record Shareholders of ICPW Nevada.

On the Effective Date, the Trust will be created pursuant to the Plan and the Trust Agreement will be entered into solely for the benefit of the Shareholders. It is currently anticipated that the members of the OCEH (Scott Jarus, Ron Chez, and Patrick O’Brien) will serve as the initial members of the Trust Board and one additional person to be later named also will serve as an initial member of the Trust Board (the “Trust Board Members”). The Trustee of the Trust is currently being selected by the OCEH. The following is just a summary of the Trust, the Trust Agreement and the treatment of Shareholders under the Plan. Shareholders should read the Trust Agreement and the Plan in their entirety if they want to understand more details.

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The record date for distributions to Shareholders proposed as part of the Plan will be the later of (i) the date on which the Plan confirmation hearing is held (which is expected to be on February 12, 2018 – the “Plan Confirmation Hearing”), (ii) the date on which the Court enters an order confirming the Plan, and (iii) such other date not less than two days after FINRA has agreed to halt trading in shares of ICPW Nevada (the “Record Date”). It is the intention of the Debtors, with the full support of OECH, to advise FINRA of the proposed Record Date not less than ten (10) days in advance of such date. The period of time between the Plan Confirmation Hearing but prior to the Effective Date is hereafter referred to as the “Gap Period”.

Under the Plan, all of the outstanding shares of common stock of ICPW Nevada (the “Common Stock”) existing on the Effective Date will be cancelled, and the Record Holders who owned shares of Common Stock on the Record Date will become holders of non-transferable beneficial interests in the Trust in exchange for those shares. The Trust is being established for the exclusive benefit of the Record Holders, net of claims and expenses payable under the express terms of the Trust. All claims and causes of action that belong to the Estates are being assigned under the Plan to the Trust for the exclusive benefit of the Record Holders, and any net proceeds from such claims and causes of action will be for the exclusive benefit of Record Holders.

As indicated above, on not less than ten (10) days advance notice, the Plan Proponents will seek FINRA’s approval of a halt in trading of the Common Stock during the Gap Period. The Plan Proponents believe that a trading halt during the Gap Period is necessary to protect investors and the public interest.  The Plan Proponents believe that the cancellation of the Common Stock as of the Effective Date constitutes an extraordinary event that is likely to have a material effect on the market for the Common Stock, with the potential to cause major disruption to the marketplace or significant uncertainty in the settlement and clearance process.  Since only Record Holders will receive distributions from the Estates based on the shares of the Common Stock they hold as of the Record Date, the Plan Proponents believe that it would be untenable to allow trading in the Common Stock following the Record Date (since purchasers of such shares will receive no right to receive distributions from the Estates as a result of such purchases).  While the Debtors intend to notify the market, through Current Reports on Form 8-K and concurrently issued press releases, of the process for determining Record Holders, the Record Date, and the estimated initial distribution to Record Holders, the Plan Proponents believe that an extraordinary event trading halt is the most effective method for protecting investors who may seek to trade in the Common Stock from and after the Record Date.  Finally, neither the market, investors nor the Debtors would benefit from trading what would clearly be a worthless security.

10

In order to effectuate the establishment of a Record Date prior to the Effective Date, the Plan Proponents are therefore in the process of requesting guidance from FINRA regarding implementing an extraordinary event trading halt during the Gap Period, and any additional advance disclosure that FINRA may require in connection with such trading halt.

The Plan Proponents have preliminarily estimated an initial distribution to the Record Holders of approximately 11.28 cents per current outstanding share of Common Stock. Depending upon the results resolution of claim objections and expected pursuit of transferred estate causes of action, it is possible that there may be one or more secondary distributions to the Record Holders of amounts not currently subject to reasonable estimation. The preliminary estimate is based upon the following estimates and assumptions: (1) the Remaining Estate Funds are in the amount of $13,829,001 as of December 31, 2017; (2) there will be approximately $350,000 of funds remaining in the Debtors’ debtor-in-possession account on February 28, 2018 that will be turned over to the Trust on the Effective Date; (3) the Effective Date will be on or about February 28, 2018; (4) there will be approximately $1,419,558 of final fees and expenses of the professionals employed by the Estates allowed by the Court through February 28, 2017; (5) there will be a reserve of $379,774 maintained by the Disbursing Agent for Disputed Class 1 Claims computed at the amounts asserted by the holders of the Disputed Class 1 Claims with post-petition interest through December 31, 2018; (6) there will be $195,000 of taxes owing from the Debtors’ prior asset sale to BBI between federal and state taxes; (7) there will be a total of $25,000 of additional taxes owing by the Debtors; (8) the Trustee will retain an initial reserve of $2,500,000 to fund the Trust and the prosecution of transferred estate claims and causes of action. Although the results of litigation cannot be reasonably estimated at this time, the Trust provides for the possibility of one or more secondary distributions to the Record Holders after the Trustee has completed the prosecution of all claims and causes of action and wound down the affairs of the Trust and dissolved the Debtors.

The Plan Proponents have preliminarily estimated an initial distribution of 11.28 cents per share by the Trustee based upon available funds of $9,659,669 to the Record Holders and cancellation of 85,646,354 Record Shares on the Effective Date. If any of these assumptions proves to be inaccurate, that will necessarily effect on a dollar-for-dollar basis (higher or lower) the amount of the initial distribution to be made to the Record Holders and the availability of one or more secondary distributions.

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However, the Plan is not a solicitation for acceptances by Record Holders. The information contained in the Plan are preliminary estimates based upon all of the assumptions above and is being provided by the Plan Proponents in good faith only for information purposes. It should not be relied upon by any Shareholder in making any investment decision. Many factors which are not yet fully known could result in an increase or decrease in these estimated figures, including, but not limited to: (1) the ultimate allowed amount of pre-bankruptcy and post-bankruptcy claims, including the additional fees and expenses incurred by the professionals employed in the Cases, (2) the fees and expenses incurred by the professionals employed by the OCEH in prosecuting or defending against litigation, including the current litigation involving Cordes and Aisenberg and the Radians Claim Objection and Lawsuit; (3) the fees and expenses of the Trustee and his/her professionals; (4) any reserve decisions made by the Trustee; (5) whether any additional taxes are owing as a result of the Debtors’ asset sale to BBI; (6) the outcome of the claims objections already filed by the Debtors; (7) the outcome of any claims objections bought by the OCEH or the Trustee or any additional claim settlements negotiated by the OCEH or the Trustee; and (8) the extent of any net recoveries obtained by the OCEH or the Trustee from the pursuit of any claims or causes of action, all of which will be distributed to the Shareholders. But even this list is not exhaustive as there are many other factors, some which may not even be known today, that could alter the amount of any initial distribution by the Trust to the Record Holders.

The Plan Proponents believe that Shareholders are not impaired under the Plan and therefore don’t vote on the Plan because they are conclusively presumed to have accepted the Plan, and solicitation of acceptances of the Plan from the Shareholders is not required, pursuant to § 1126(f) of the Bankruptcy Code.

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For further information regarding the ultimate disposition of the Debtors, the OCUC, the OCEH, and for further information related to the Trust, the Trustee, the Trust Board Members, the Trust Property, etc., the Plan Proponents urge parties in interest, including the Shareholders, to read the Plan and the Trust Agreement in their entirety.

The Debtors and the OCEH believes that the only other realistic way for the Cases to end other than confirmation of the Plan would be to convert the Cases to chapter 7. The Plan Proponents believe that converting the Cases to chapter 7 would be a far worse result for Shareholders than confirming the Plan for at least the following three reasons: One, under the Plan, the Escrow Agent is paying all Allowed Claims out of the Remaining Estate Funds without charging any disbursing agent fee. In contrast, a chapter 7 trustee would be paid the trustee’s fee (frequently referred to as the trustee’s “handle”) in accordance with the percentage formula set forth in § 326 of the Bankruptcy Code. This is very significant. As indicated above, there is currently approximately $13,829,001 of Remaining Estate Funds, and the Debtors project having approximately $350,000 in their debtor-in-possession account at the time of the Plan Confirmation Hearing. If the Cases were converted to chapter 7 instead of the Plan being confirmed, and the chapter 7 trustee distributed this total sum of $14,179,001, the chapter 7 trustee’s statutory fee under § 326 of the Bankruptcy Code (i.e., the trustee’s “handle”) would be approximately $448,620. In contrast, under the Plan, the Escrow Agent is charging no fee at all for making the payments the Escrow Agent will be making, and the fee structure being charged by the Trustee (even after taking into account the expected compensation to be paid to the Trust Board Members) for making distributions from the Trust will be substantially lower than the percentage formula set forth in § 326 of the Bankruptcy Code. Two, a chapter 7 trustee would hire the trustee’s own new professionals, which would create great expense and inefficiency of introducing new professionals into the Cases with no familiarity or background of the Cases, rather than the smooth transition of the use by the Estates of the existing professionals who are already intimately familiar with the Cases. Three, Shareholders will receive their money under this Plan much faster than they would in a chapter 7 bankruptcy simply because of the time it takes for a chapter 7 trustee to close out a chapter 7 bankruptcy estate and distribute funds. Conversely, the Plan Proponents submit that there would be no advantage of any conversion of the Cases to chapter 7. The Plan Proponents therefore believe that it is clear that Shareholders will receive more under the Plan than they would receive in any chapter 7 liquidation of the Debtors and will receive their distribution much faster under the Plan than they would in any chapter 7 liquidation of the Debtors.

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The Debtors and the OCEH therefore believe that the confirmation of the Plan provides the best possible outcome for Shareholders (and the Debtors’ remaining creditors) under the circumstances of these Cases, and the Debtors and the OCEH intend to request the Court to confirm the Plan at the Plan Confirmation Hearing scheduled to be held on February 12, 2018.

Dated: January 12, 2018

Presented By:

LEVENE, NEALE, BENDER, YOO & BRILL L.L.P.

By: /s/ Ron Bender

RON BENDER

MONICA Y. KIM

KRIKOR J. MESHEFEJIAN

Attorneys for Chapter 11 Debtors and Plan Proponents

ICPW Liquidation Corporation, a California corporation, formerly known as Ironclad Performance Wear Corporation, a California corporation, and ICPW Liquidation Corporation, a Nevada corporation, formerly known as Ironclad Performance Wear Corporation, a Nevada corporation

DENTONS US LLP

By: _________________________

SAMUEL R. MAIZEL

TANIA M. MOYRON

Attorneys for Official Committee of Equity Security Holders

[1] Formerly known as Ironclad Performance Wear Corporation, a California corporation.

[2] Formerly known as Ironclad Performance Wear Corporation, a Nevada corporation.

[3] All defined terms used herein which are not defined herein but which are defined in the Plan shall have the same definitions as provided to such terms in the Plan.

[4] For more details, parties in interest should read the Plan in its entirety.

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